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                                                                       EXHIBIT 8


                                 April 19, 1996

AmeriGroup, Incorporated
Board of Directors
1809 Plymouth Road South, Suite 360
Minnetonka, Minnesota 55305

Dear Ladies and Gentlemen:

     We have acted as counsel to AmeriGroup, Incorporation ("AGI") in connection with the Registration Statement on Form S-4 filed on April 19, 1996 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed merger of a wholly-owned subsidiary ("Merger Co.") of Norwest Corporation ("Norwest"), a Delaware corporation, with and into AGI pursuant to that certain Agreement and Plan of Reorganization dated as of December 8, 1995, by and between AGI and Norwest (the "Merger Agreement"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Proxy Statement-Prospectus included therein (the "Proxy Statement-Prospectus"), and such other documents as we have deemed necessary or appropriate.

     We hereby confirm that the discussions in the Proxy Statement-Prospectus under the captions "SUMMARY--Certain Federal Income Tax Considerations" and "THE MERGER--Certain Federal Income Tax Considerations" are a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the use of our name under the captions "THE MERGER--Certain Federal Income Tax Considerations" and "LEGAL MATTERS" in the Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,

                              /s/ Dorsey & Whitney LLP

                              Dorsey & Whitney LLP